UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 9, 2010
COSTA RICA PARADISE INC.
(Exact name of registrant as specified in its charter)
Nevada	333-157066	30-0518293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
#6 Harbor Town, Laguna Vista, Texas		78578
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code		(877) 943-3210
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On April 9, 2010, Costa Rica Paradise Inc. (the "Company", "we", "us") received a resignation from Rhonda Esparza. Ms. Esparza resigned as the Company's president, principal executive officer, treasurer, secretary, principal financial officer, principal accounting officer and director. Ms. Esparza's resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise. Additionally, the Company increased the number of directors on its board of directors to two (2), creating two (2) vacancies.

To fill the vacancies, the Company appointed the following individuals:

  Norman Knowles as the Company's president and chief executive officer; and
  Greg Trevor as the Company's secretary, treasurer and chief financial officer.

Mr. Knowles and Mr. Trevor were also appointed to the Company's board of directors to fill the vacancies created by the increase in the number of the directors.

Norman Knowles, President, Chief Executive Officer and Director

Mr. Knowles, age 55, has spent the last 20 years developing location-based networks within the retail and hospitality industries. Mr. Knowles extended this expertise through a company he co-founded, Your Choice Networks, which delivered an entertainment and advertising platform to the Quick Serve Restaurant (QSR) industry. For the past several years he has consulted and developed content and advertising strategies for emerging location-based networks. Mr. Knowles has owned and operated and continues to be employed by Universal Distributing Co. Ltd. a private distribution and consulting company since 1976. From December 2004 through April 2005 Mr. Knowles was engaged as a consultant for and partner in Your Choice Network LLC., from April 2005 through September 2007 Mr. Knowles was a shareholder and consultant to Fusion Media Inc., a privately held advertising company. After leaving Fusion Media Inc., Mr. Knowles helped with the founding of Global Fusion Media Inc., a privately held media company where he was appointed as the President and Chief Executive Officer, and with which we entered into a an acquisition agreement on December 8, 2009.

Greg Trevor, Secretary, Treasurer, Chief Financial Officer and Director

Mr. Trevor is an honors graduate from the University of Victoria in British Columbia, Canada. He is 63 years old. His background includes: 15 years of financial services experience with Canadian institutions, and 12 years as an agent and marketer for clients in the toy and game industry. His role encompassed all aspects of the production, distribution, marketing and sales processes. Since his retirement in 1999, he has taken on various consulting roles. From 2001 to 2003, a Canadian company in Lagos, Nigeria hired him to administer an 80 member multi-national staff where he acted as Corporate Liaison to senior business, financial and government leaders during the implementation of a property tax program for the State Government. In 2004, he consulted on a building project in Dubai, UAE. In 2005 he returned to Canada where he consulted to a private leasing firm. Since July 2006, has consulted to Global Fusion Media Inc., privately held media company with which we entered into an acquisition agreement on December 8, 2009, on their C-Store "Captive Audience" TV Network  project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
COSTA RICA PARADISE INC.
NORMAN KNOWLES
Norman Knowles
President and Director

Date:	April 13, 2010